EXHIBIT 11

                   STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                      (in thousands, except per share amounts)


                                  For the Three Months Ended December 31,
                                        1998                     1997

                               Basic       Diluted       Basic      Diluted

Weighted average shares
Outstanding:
  Common stock                54,477        54,477      54,596       54,596
  Shares available under
     Options                      -          2,975          -         3,759
  Issuable upon conversion
     Of debentures                -             47          -            47

Weighted average common
  and common equivalent
  Shares outstanding          54,477        57,499      54,596       58,402

Net earnings                 $18,335       $18,335     $17,036      $17,036
Interest expense, net,
  on debentures                   -              4          -             4

Net earnings applicable
  to common stock            $18,335       $18,339     $17,036      $17,040

Per share                    $   .34       $   .32     $   .31      $   .29


On July 23, 1998 the Company declared a two-for-one stock split, paid September 25, 1998 to shareholders of record on September 9, 1998. Accordingly, all share and per share information has been retroactively restated to reflect the stock split.




              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                (in thousands, except per share amounts)


                                     For the Nine Months Ended December 31,
                                             1998                 1997

                                    Basic       Diluted     Basic     Diluted

Weighted average shares
outstanding:
  Common stock                     54,188        54,188    54,269      54,269
  Shares available under
     Options                           -          3,333        -        3,431
  Issuable upon conversion
     of debentures                     -             47        -           47

Weighted average common
  and common equivalent
  shares outstanding               54,188        57,568    54,269      57,747

Net earnings                      $64,543       $64,543   $52,600     $52,600
Interest expense, net,
  on debentures                        -             13         -          13

Net earnings applicable
  to common stock                 $64,543       $64,556   $52,600     $52,613

Per share                         $  1.19       $  1.12   $   .97     $   .91

On July 23, 1998 the Company declared a two-for-one stock split, paid September 25, 1998 to shareholders of record on September 9, 1998. Accordingly, all share and per share information has been retroactively restated to reflect the stock split.